Exhibit 99.1

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376

FIRST POTOMAC REALTY TRUST ACQUIRES
AQUIA COMMERCE CENTER FOR $11.2 MILLION

BETHESDA, Md. - (June 7, 2004) - First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, announced today that it has acquired Aquia Commerce Center I & II, a two-building, 64,000-square-foot, flex property in Stafford County, Virginia, for $11.2 million. With this transaction the company has completed approximately $99 million in acquisitions since its Initial Public Offering in October 2003. In addition, the company has previously announced an additional $123 million of acquisitions currently under contract.

The acquisition was financed with the company’s available cash, proceeds from the company’s revolving line of credit and the assumption of a $1.0 million, fixed-rate first mortgage loan. The property is currently 100% leased to the U.S. Government under two leases. Aquia Commerce Center is located on Interstate 95 near Quantico Marine Corps Base.

Commenting on the announcement, Douglas J. Donatelli, First Potomac’s chief executive officer, stated, “We are pleased to add another solid property to our growing portfolio. Aquia Commerce Center is well located in the suburbs of Washington, D.C., and we expect it to provide a strong, stabilized return. Similar to other recent acquisitions, our willingness to assume some debt was a competitive advantage for us in securing this property.”

About First Potomac Realty Trust
 First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 42-building portfolio totaling approximately 3.0 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 615,000 square feet in the Company’s properties under nineteen leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.

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7200 Wisconsin Avenue, Suite 310 • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (310) 986-5554

FPO Acquires Aquia Commerce Center for $11.2M

June 7, 2004

Forward-Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties, including the risks and uncertainties associated with the availability, timing and occurrence of property acquisitions, changes in the real estate market, changes in general market conditions, credit risk of our tenants and the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2003. These forward- looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that the plans, intentions or expectations will be achieved. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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